UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under § 240.14a-12

VIPER ENERGY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

☐	Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee paid previously with written preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

The following is the investor presentation posted by Viper Energy, Inc. (“Viper” or the “Company”) to its website at www.viperenergy.com under the investors tab/events and presentations in connection with Viper’s announcement of its entry into a definitive equity purchase agreement, dated as of January 30, 2025, by and among Endeavor Energy Resources, LP, as seller, 1979 Royalties LP and 1979 Royalties GP, LLC, each as subsidiary of Diamondback Energy, Inc., on one hand, and Viper Energy Partners LLC, as buyer, and Viper, as parent, on the other hand.

[see next page]

Investor Presentation Drop Down Acquisition

Forward Looking Statements This communication contains forward-looking statements within the meaning of the federal securities laws, which involve certain risks, uncertainties and assumptions that could cause the results to differ materially from those expected by the management of Viper Energy, Inc. (the “Company” or “Viper”). All statements, other than historical facts, that address activities that Viper assumes, plans, expects, believes, intends or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements are based on management’s current beliefs, based on currently available information, as to the outcome and timing of future events, including specifically the statements regarding the pending acquisitions discussed in this news release and any potential capital markets transactions and other funding sources for the pending acquisitions, as well as statements regarding the pro forma results for the pending acquisitions and Viper’s operating and financial expectations following those acquisitions, including existing and future production on the mineral and royalty acreage subject to Viper’s pending acquisitions of certain mineral and royalty-interest owning subsidiaries of Diamondback Energy, Inc. (the “Drop Down”) and certain mineral and royalty interests from Morita Ranches Minerals LLC (“the Quinn Ranch Acquisition”), as well as Diamondback’s plans with respect to such Diamondback-operated acreage. Factors that could cause the outcomes to differ materially include (but are not limited to) the following: the completion of the pending acquisitions on anticipated terms and timing or at all, including obtaining the requisite regulatory and stockholder approvals for the Drop Down, the satisfaction of other conditions to the pending acquisitions, uncertainties as to whether the pending acquisitions, if consummated, will achieve their anticipated benefits within the expected time periods or at all, and those risks described in Item 1A of Viper’s Annual Report on Form 10-K, filed with the SEC on February 22, 2024, subsequent Forms 10-Q and 8-K and other filings Viper makes with the SEC, which can be obtained free of charge on the SEC’s website at http://www.sec.gov and Viper’s website at www.viperenergy.com/investors/, as well as those risks that will be more fully described in the definitive proxy statement on Schedule 14A that is intended to be filed with the SEC in connection with the pending Drop Down. In light of these factors, the events anticipated by Viper’s forward-looking statements may not occur at the time anticipated or at all. Moreover, Viper conducts its business in a very competitive and rapidly changing environment and new risks emerge from time to time. Viper cannot predict all risks, nor can it assess the impact of all factors on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those anticipated by any forward-looking statements it may make. Accordingly, you should not place undue reliance on any forward-looking statements. All forward-looking statements speak only as of the date of this communication or, if earlier, as of the date they were made. Viper does not intend to, and disclaims any obligation to, update or revise any forward-looking statements unless required by applicable law. Non-GAAP Financial Measures Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. Viper defines Adjusted EBITDA as net income (loss) attributable to Viper Energy, Inc. plus net income (loss) attributable to non-controlling interest (“net income (loss)”) before interest expense, net, non-cash stock-based compensation expense, depletion expense, non-cash (gain) loss on derivative instruments, and instruments, (gain) loss on extinguishment of debt, if any, other non-cash operating expenses, other non-recurring expenses and provision for (benefit from) income taxes, if any. Management believes Adjusted EBITDA is useful because it allows it to more effectively evaluate Viper’s operating performance and compare the results of its operations from period to period without regard to its financing methods or capital structure. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income, royalty income, cash flow from operating activities or any other measure of financial performance or liquidity presented as determined in accordance with GAAP. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDA. Viper defines cash available for distribution generally as an amount equal to its Adjusted EBITDA for the applicable quarter less cash needed for income taxes payable, debt service, contractual obligations and fixed charges and reserves for future operating or capital needs that the Board may deem appropriate, lease bonus income, net of tax, dividend equivalent rights payments and preferred dividends, if any. Management believes cash available for distribution is useful because it allows them to more effectively evaluate Viper’s operating performance excluding the impact of non-cash financial items and short-term changes in working capital. Viper defines pre-tax income attributable to Viper as income (loss) before income taxes less net income (loss) attributable to non-controlling interest. The Company believes this measure is useful to investors given it provides the basis for income taxes payable by Viper, which is an adjustment to reconcile Adjusted EBITDA to cash available for distribution to Viper’s shareholders. Viper defines net debt as debt (excluding debt issuance costs, discounts and premiums) less cash and cash equivalents. Net debt should not be considered an alternative to, or more meaningful than, total debt, the most directly comparable GAAP measure. Management uses net debt to determine the Company’s outstanding debt obligations that would not be readily satisfied by its cash and cash equivalents on hand. The Company believes this metric is useful to analysts and investors in determining the Company’s leverage position because the Company has the ability to, and may decide to, use a portion of its cash and cash equivalents to reduce debt. Viper’s computations of Adjusted EBITDA, cash available for distribution, pre-tax income attributable to Viper and net debt may not be comparable to other similarly titled measures of other companies or to such measure in its credit facility or any of its other contracts. For a reconciliation of Adjusted EBITDA, cash available for distribution and net debt to the most comparable GAAP measures, please refer to the Appendix to this communication and in the materials furnished by Viper to the Securities and Exchange Commission. This communication includes or references certain forward‐looking, non‐GAAP financial measures, such as estimated free cash flow for 2025, distributable cash flow per Class A shareholder for 2025 and certain related estimates regarding future performance, results and financial position. Because Viper provides these measures on a forward‐looking basis, it cannot reliably or reasonably predict certain of the necessary components of the most directly comparable forward‐looking GAAP measures, such as any future impairments and future changes in working capital. Accordingly, the Company is unable to provide a quantitative reconciliation of such forward‐looking, non‐GAAP financial measures to the respective most directly comparable forward‐looking GAAP financial measures. The Company believes these forward‐looking, non‐GAAP measures may be a useful tool for the investment community in comparing Viper’s forecasted financial performance to the forecasted financial performance of other companies in the industry. Oil and Gas Reserves The SEC generally permits oil and gas companies, in filings made with the SEC, to disclose proved reserves, which are reserve estimates that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, and certain probable and possible reserves that meet the SEC’s definitions for such terms. Viper discloses only estimated proved reserves in its filings with the SEC. Viper’s estimated proved reserves as of December 31, 2023 were prepared by Viper’s internal reservoir engineers and audited by Ryder Scott Company, L.P., an independent petroleum engineering firm, and comply with definitions promulgated by the SEC. Additional information on Viper’s estimated proved reserves is contained in Viper’s filings with the SEC. Estimated provide reserves as of December 31, 2023 and September 30, 2024 of mineral and royalty interests subject to the pending Drop Down have been audited by Ryder Scott Company, L.P., an independent petroleum engineering firm. In this communication, Viper may use the terms “resources,” “resource potential” or “potential resources,” which the SEC guidelines prohibit Viper from including in filings with the SEC. “Resources,” “resource potential” or “potential resources” refer to Viper’s internal estimates of hydrocarbon quantities that may be potentially discovered through exploratory drilling or recovered with additional drilling or recovery techniques. Such terms do not constitute reserves within the meaning of the Society of Petroleum Engineer’s Petroleum Resource Management System or SEC rules and does not include any proved reserves. Actual quantities that may be ultimately recovered by the operators of Viper’s properties will differ substantially. Factors affecting ultimate recovery include the scope of the operators’ ongoing drilling programs, which will be directly affected by the availability of capital, drilling and production costs, availability of drilling services and equipment, drilling results, lease expirations, transportation constraints, regulatory approvals and other factors; and actual drilling results, including geological and mechanical factors affecting recovery rates. Estimates of potential resources may change significantly as development of our properties by our operators provide additional data. In addition, our production forecasts and expectations for future periods are dependent upon many assumptions, including estimates of production, decline rates from existing wells and the undertaking and outcome of future drilling activity, which may be affected by significant commodity price declines or drilling cost increases.

Additional Information About the Pending Drop Down and Where to Find It In connection with the pending Drop Down, Viper expects to file relevant materials with the SEC including a proxy statement on Schedule 14A. Promptly after filing its definitive proxy statement with the SEC, Viper will mail the definitive proxy statement to each stockholder entitled to vote at the special meeting relating to the pending Drop Down. This presentation is not a substitute for the proxy statement or for any other document that Viper may file with the SEC and send to its stockholders in connection with the Pending Drow Down. INVESTORS AND STOCKHOLDERS ARE URGED TO CAREFULLY READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO AND ANY DOCUMENTS INCORPORATED BY REFERENCE THEREIN) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE PENDING DROP DOWN THAT VIPER WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION AND THE PARTIES TO THE TRANSACTION. The definitive proxy statement, the preliminary proxy statement, and other relevant materials in connection with the pending Drop Down (when they become available) and any other documents filed by Viper with the SEC, may be obtained free of charge at the SEC’s website www.sec.gov. Copies of the documents filed with the SEC by Viper will be available free of charge on Viper’s website at www.viperenergy.com/investors. Participants in the Solicitation Viper and its directors and executive officers, and Diamondback’s as its parent and major stockholder, may be deemed, under SEC rules, to be participants in the solicitation of proxies from Viper’s stockholders in connection with the pending Drop Down. Information about the directors and executive officers of Viper and, as applicable, about Diamondback, is set forth in (i) in Viper’s proxy statement for its 2024 annual meeting, including under the headings “Proposal 1—Election of Directors”, “Executive Officers”, “Compensation Discussion and Analysis”, “Compensation Tables”, “Stock Ownership” and “Certain Relationships and Related Transactions,” which was filed with the SEC on April 25, 2024 and is available at https://www.sec.gov/ix?doc=/Archives/edgar/data/1602065/000119312524113976/d796418ddef14a.htm, (ii) Viper’s Annual Report on Form 10-K for the year ended December 31, 2023, including under the headings “Item 10. Directors, Executive Officers and Corporate Governance”, “Item 11. Executive Compensation”, “Item 12. Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters” and “Item 13. Certain Relationships and Related Transactions, and Director Independence”, which was filed with the SEC on February 22, 2024 and is available at https://www.sec.gov/ix?doc=/Archives/edgar/data/1602065/000160206524000010/vnom-20231231.htm and (iii) subsequent statements of changes in beneficial ownership on file with the SEC. Additional information about Diamondback may be found in Diamondback’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 22, 2024, and subsequent quarterly reports on Form 10-Q and current reports on Form 8-K filed by Diamondback with the SEC. These documents may be obtained free of charge from the SEC’s website at www.sec.gov and Diamondback’s website at www.diamondbackenergy.com/investors. Additional information regarding the participants in the proxy solicitation and a description of their direct or indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials filed with the SEC when they become available. These documents may be obtained free of charge from the SEC’s website at www.sec.gov and Viper’s website at www.viperenergy.com/investors. No Offer or Solicitation This presentation does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Additional Information

Acquisition Summary

Overview of Transactions

- Acquisition of certain mineral and royalty-interest owning subsidiaries of Diamondback Energy (NASDAQ: FANG) (the "Drop Down")
  - Transaction consideration consists of $1.0 billion of cash and 69.6 million units representing limited liability company interests in OpCo (the "OpCo units")
  - Expected to close in Q2 2025, subject to approval of a majority of the Company's stockholders not affiliated with Diamondback
- Acquisition of mineral and royalty interests from Morita Ranches Minerals LLC (the "Quinn Ranch Acquisition")
  - Transaction consideration consists of $211 million of cash and 2.4 million OpCo units
  - Expected to close in Q1 2025, subject to customary closing conditions and diligence

Combined Acquisition Highlights

- The Drop Down and Quinn Ranch Acquisition (collectively, the "Acquired Assets") include 23,100 net royalty acres ("NRAs") in the Midland Basin with an additional 1,700 NRAs in the Delaware and Williston Basins
- Expected average daily oil production for FY 2025 of 18,000 Bo/d (32,000 Boe/d)
- Substantial near and long-term financial accretion; expected to be >10% accretive to cash available for distribution per Class A share immediately upon closing

Pro Forma Midland Acreage Map



Andrews
Martin
Howard
Mitchell
Glasscock
Sterling
Ector
Midland
Crane
Upton
Reagan
Irion
VNOM Acreage
Acquired Assets Acreage
Acquired Assets/VNOM Overlap

Transformational Acquisition Adds Large Undeveloped Asset Base and High Confidence Visibility to Near-Term Development and Production Growth

Source: Company data and filings.

4

Midland Basin Acquired Assets Overview

Midland Basin – Acquired Assets Statistics

	Asset Statistics			Rigs	Net Well Counts[2]	
Operator	NRA	DSUs[1]	Avg. NRI (%)	Current (Gross)	PDP	DUCs / Permits
Diamondback Energy	16,999	538	4.8%	9	77.4	11.8
Exxon	1,995	284	1.1%	2	21.7	2.0
OXY Occidental	862	53	2.2%	1	5.0	3.5
Ovintiv	725	54	2.3%	–	2.3	0.7
All others	2,584	292	1.9%	2	21.4	0.5
Total / Average:	**23,165**	**1,221**	**2.9%**	**14**	**127.8**	**18.5**

Midland Basin – NRA per DSU Map

County	NRA	%
Martin	7,676	33%
Reagan	5,964	26%
Midland	3,701	16%
Howard	2,624	11%
Glasscock	1,434	6%
Upton	1,351	6%
Dawson	328	1%
Other	88	0%
Total NRA	**23,165**	**100%**


Martin
Howard
Ector
Midland
Glasscock
Crane
Upton
Reagan
NRA
0-5
5-10
10-15
15-20
20+

Primarily Diamondback Operated Acreage in the Core of the Midland Basin

Source: Company data and filings.
(1) DSU average unit size is based on an average of 657 acres.
(2) Includes only horizontal wells.

5

Pro Forma Overview

Pro Forma Operating Summary

VNOM | *Pro Forma*

Oil Production (Mbo/d)



29.9
+61%
48.0
VNOM SQ[(1)]
Pro Forma[(2)]

Permian Net Royalty Acres



35,600
+69%
60,200
VNOM SQ[(1)]
Pro Forma

Permian FANG-Operated NRA



19,300
+88%
36,300
VNOM SQ[(1)]
Pro Forma

Share Count



199
+44%
287
VNOM SQ[(3)]
Pro Forma[(4)]

Leverage



1.3x
-0.3x
1.0x
VNOM SQ[(1)]
Pro Forma

Midland Acreage Map



Andrews
Martin
Howard
Glasscock
Midland
Ector
Crane
Upton
Reagan
VNOM Royalty Acreage
FANG/VNOM Overlap
FANG Acreage

Accretive Acquisitions Provide Significant Scale and Further Enhance Viper's Fortress Balance Sheet

Source: Company data and filings.

(1) Based on most recent Company filings.
(2) Midpoint of guidance post close of the Drop Down transaction (expected close in Q2 2025).
(3) Includes 10.1 million OpCo units, together with an option for an equal number of shares of Class B common stock, acquired by Tumbleweed IV Royalty, LLC in Viper's October 2024 acquisition.
(4) Includes 2.4 million OpCo units issued for the Quinn Ranch Acquisition; includes 69.6 million OpCo units and an equal number of shares of Class B common stock and 16.0 million shares of Class A common stock issued assuming an equity issuance to partially fund the cash consideration for the Drop Down.

VIPER 6

Significant Alignment with Diamondback Development Significant exposure to Diamondback’s completions with a high average NRI supports Viper’s production profile; Acquired Assets expected to further Viper’s alignment with Diamondback for years to come Diamondback’s continued focus on Viper’s high concentration royalty acreage, particularly in the Northern Midland Basin, provides high confidence to a multi-year growth outlook Source: Company data and filings. Represents percentage of total gross Diamondback-operated completions in which Viper owned an interest. Average net revenue interest Viper owned in Diamondback-operated completions on Viper’s acreage. Assumes approximately 500 gross Diamondback completions per year. Diamondback Activity on VNOM’s Acreage (1) (2) (3) Acquired Assets Maintain Historical Alignment with Diamondback’s Expected Development Plan, but Now on Much Larger Scale (1)

Pro Forma Midland Basin Expected Gross Completions and Average NRI Expected Diamondback Development Detail Source: Company data and filings. VNOM Royalty Acreage FANG Operated Acreage FANG/VNOM Overlap Viper is Expected to Have Meaningful Exposure to Diamondback’s Large Scale Development Plan NW Midland 2025: 50-100 (~4.0% NRI) 2026: 125-175 (~5.5% NRI) Central Midland 2025: 150-200 (~4.5% NRI) 2026: 50-100 (~6.0% NRI) NE Midland 2025: 100-150 (~6.5% NRI) 2026: 100-150 (~9.0% NRI) Southern Midland 2025: 0-50 (~9.5% NRI) 2026: 25-75 (~10.0% NRI) Sterling Glasscock Upton Reagan Martin Howard Crane Ector Andrews Mitchell Irion Midland

Diamondback Operated Production Growth Source: Company data and filings. Acquired Assets Expected to Provide Significant Scale and Enhance Viper’s Growth Outlook Based on Diamondback’s Expected Development Plan Diamondback-Operated Oil Production (Mbo/d) Development Detail Based on Diamondback’s expected development plan, Viper expects pro forma Diamondback-operated production of approximately 27,000 Bo/d in 2025 with significant growth opportunity in 2026 Production contribution from Acquired Assets expected to provide significant scale and enhance Viper’s growth outlook

Viper Per Share Growth Source: Company data and filings. Production per million shares calculated as average daily oil production divided by million shares outstanding. Cash margins defined as unhedged realized price per Boe less production & ad valorem taxes, cash G&A, and interest expense divided by unhedged realized price. Cash margin based on 1Q – 3Q 2024. Midpoint of the 2025 guidance following close of the Drop Down; includes 2.4 million OpCo units issued for the Quinn Ranch Acquisition; includes 69.6 million OpCo units and an equal number of shares of Class B common stock and 16.0 million shares of Class A common stock issued assuming an equity issuance to partially fund the cash consideration for the Drop Down. Growth in Per Share Metrics with Consistently High Cash Margins Creates Long-Term Value for Shareholders Viper is focused on increasing per share value for shareholders and maximizing long-term returns A combination of organic growth, accretive acquisitions, and an opportunistic share repurchase program have driven production per share to a Company record With Viper’s low cash G&A and only limited other operating expenses, this increase in production leads directly to increased returns for shareholders (4) Oil Production per Million Share and Cash Margin Since IPO >60% increase (3) (1) (2)

Enhanced Cash Available for Distribution

- Viper is uniquely positioned to generate free cash flow through commodity price cycles with high leverage to increasing oil prices; hedging strategy provides mostly uncapped exposure to upside
- At $70 WTI and production held flat at the midpoint of our 2025 guidance following close of the Drop Down, Viper is expected to generate ~$4.00/share in distributable cash flow per Class A share, or approximately an 8% yield[1]

Illustrative 2025 Annualized Cash Available for Distribution to Class A Shareholders[1,2]

Assumptions

Assumption	Description
47.0 – 49.0 Mbo/d[2]	Post-Drop Down 2025 Oil Production
85.0 – 88.0 Mboe/d[2]	Post-Drop Down 2025 Total Production
$16 Million	Cash G&A
$80 Million	Interest Expense[3]
7% of Revenue	Prod. & Ad Valorem Taxes
30% of WTI / $2.50/MMBtu	Realized NGL / Gas Prices
~99%	% of WTI Realized
22%	Effective Cash Tax Rate[4]



DCPCS @ Low End of Guidance
DCPCS @ High End of Guidance
Yield @ Midpoint (100% payout)
Yield @ Midpoint (75% payout)
$5.00
$4.00
$3.00
$2.00
$1.00
$0.00
Cash Avail. for Distribution per Class A
7.2%
5.4%
7.7%
5.8%
8.3%
6.2%
8.8%
6.6%
9.3%
7.0%
$60.00
$65.00
$70.00
$75.00
$80.00

Source: Partnership data and filings. Financial data as of 9/30/2024. Per share metrics assume 119.0 million Class A shares outstanding. Yield based on unit closing price as of 1/24/2025.

(1) Cash available for distribution is a non-GAAP measure. See Appendix for definition and reconciliation.

(2) Annualized assuming closing of the Quinn Ranch and Drop Down Acquisitions. Fixed price basis swaps for Waha Hub assume Waha strip pricing as of 1/24/2025.

(3) Roughly approximates total interest expense based on 5.375% fixed interest payments on $430 million Sr. Notes due 2027, 7.375% fixed interest payments on $400 million Sr. Notes due 2031, 6.5% interest on average balance drawn on the revolving credit facility and a 0.375% non-use fee on the undrawn capacity of the revolving credit facility.

(4) Percent of pre-tax income attributable to Viper Energy Class A shareholders.

VIPER 11

Blank Bullet Page Viper Provides a Differentiated Investment Opportunity Amongst the Largest U.S. Independent E&Ps with a Uniquely Durable Cash Flow Profile Source: Company data and filings. Financial data as of 9/30/2024. Bloomberg market data as of 1/24/2025. Viper Ranks Amongst the Largest U.S Independent E&Ps VNOM Versus E&P and Minerals Peers 2025E Free Cash Flow Margin (% Revenue)(2) (Pro Forma) E&P Oil-Weighted Peers Minerals Peers E&P Gas-Weighted Peers Market Cap ($Bn) (1) Based on management estimates at consensus pricing as of 1/24/2025. Calculated as 2025E free cash flow divided by revenue based on Bloomberg consensus estimates; Free cash flow margin is a non-GAAP measure. See Appendix for definition and reconciliation. (1) (2)

Appendix

Non-GAAP Definitions and Reconciliations Cash available for dividends: Viper defines cash available for dividends generally as an amount equal to its Adjusted EBITDA for the applicable period less cash needed for income taxes payable, debt service, contractual obligations, fixed charges and reserves for future operating or capital needs that the Board may deem appropriate, lease bonus income, income tax on lease bonus income cash paid for tax withholding on vested common chares, dividend equivalent rights payments and preferred dividends, if any. Adjusted EBITDA: Viper defines Adjusted EBITDA as net income (loss) attributable to Viper Energy, Inc. plus net income (loss) attributable to non-controlling interest (“net income (loss)”) before interest expense, net, non-cash share-based compensation expense, depletion expense, non-cash (gain) loss on derivative instruments, and provision for (benefit from) income taxes. Free Cash Flow Margin: Viper defines Free Cash Flow Margin as cash flow from operations less capital expenditures divided by total revenue. Source: Company data and filings.

Viper Energy, Inc.
500 West Texas Ave., Suite 100
Midland, TX 79701
www.viperenergy.com

Austen Gilfillian, Vice President
(432) 221-7420
agilfillian@viperenergy.com

15